ASSET PURCHASE AGREEMENT


         AGREEMENT made this day of , 1997 by and between RCM TECHNOLOGIES, INC. ("Buyer") a Nevada corporation, on the one hand and PROGRAMMING RESOURCES UNLIMITED, INC., a Pennsylvania corporation and HAMSON/GINN ASSOCIATES, INC., a Pennsylvania corporation (individually a "Seller" and collectively the "Sellers") and the shareholder of Sellers identified in paragraph 1 below (the "Seller Shareholder") on the other.

                                                     RECITALS

A. Sellers desire to sell and Buyer desires to purchase certain of the assets of Sellers as more particularly described herein, upon the terms and subject to the conditions herein set forth.

B. The Board of Directors of Buyer, and of each Seller have approved this Agreement by resolutions duly adopted.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained and intending to be legally bound hereby the parties agree as follows:

                                                     ARTICLE I

                                                    DEFINITIONS

         1.1 Definitions. When used in this Agreement, the following words or phrases have the meanings set forth below:

                  "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 10% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, "control", including the terms "controlling" and "controlled", means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

                  "Agreement" shall have the meaning ascribed to it in the preamble hereto.

                  "Assets" shall have the meaning ascribed to it in Section
2.1 hereof.

                  "Buyer" shall have the meaning ascribed to it in the preamble hereto.

                  "Closing"  and  "Closing   Date"  shall  have  the  respective
meanings set forth in Article V hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Condition: shall mean, as to a Person, the financial condition, business, results of operations, prospects and/or properties or other Assets of such Person.

                  "Consent or Filing" shall have the meaning set forth in
Section 6.3 hereof.

                  "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral, including, without limitation, an insurance contract.

                  "Environmental Claim" shall mean any written notice by a Person alleging actual or potential Liability, including, without limitation, potential Liability for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty, arising out of, based on or resulting from (a) the presence, transport, disposal, discharge or release of any Material of Environmental Concern at any location, whether or not owned by Seller, as the case may be, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

                  "Environmental Law" shall mean all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated hereunder.

                  "ERISA Affiliate" shall mean, with respect to a Seller, any trade or business that together with a Seller would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA.

                  "Financial Statements" shall mean statements of financial condition and statements of operations and changes in stockholders' equity, and the footnotes, schedules, exhibits and other attachments thereto.

                  "GAAP" shall mean generally accepted accounting principles.

                  "Governmental   Entity"  shall  mean  a  court,   legislature,
governmental agency, commission or administrative or regulatory authority or instrumentality, domestic or foreign.

                  "Hamson" shall mean Michael J. Hamson, individually owning all (100%) of the capital stock of Programming Resources Unlimited, Inc. and Michael
J. Hamson and Sharon Hamson, collectively owning 100% of the capital stock of Hamson/Ginn Associates, Inc.

                  "IRS" shall mean the Internal Revenue Service.

                  "Insurance" shall have the meaning set forth in Section
2.1.5 hereof.

                  "Intellectual Property" shall mean marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade names, inventions, protected formulae, computer software, as well as related documentation and manuals, policy forms, training materials and underwriting manuals and all applications for registration of such items with any Governmental Entity, licenses and research and development relating thereto.

                  "Knowledge" shall mean the knowledge of the relevant Person, after due inquiry by the appropriate officer or officers.

                  "Law" shall mean a law, ordinance, rule or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

                  "Liability" shall mean a liability, obligation, claim or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent or other and whether known or unknown.

                  "License" shall mean a license, certificate of authority, permit or other authorization to transact an activity or business issued or granted by a Governmental Entity.

                  "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy or other encumbrance of any kind.

                  "Losses" shall mean losses, claims, damages, costs, expenses, Liabilities and judgments, including, without limitation, court costs and attorneys' fees.

                  "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or petroleum and petroleum products.

                  "Net Operating Income" (NOI) shall mean subsequent to the Closing Date and with respect to the ongoing business formerly conducted by Sellers, gross revenue (billed services at invoice value reduced by customer discounts, returns and allowances) minus cost of services and sales and general administrative expenses including all compensation and benefits of Michael Hamson but excluding only RCM corporate cost, Taxes and the salaries of new sales and recruiting personnel as determined in accordance with generally accepted accounting principles.

                  "Officers' Certificate" shall mean, with respect to any Person, a certificate executed by the President or an appropriate Vice President of such Person, as attested by the Secretary or an Assistant Secretary of such Person.

                  "Order"  shall  mean  an  order,   writ,   ruling,   judgment,
injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator or Governmental Entity.

                  "Permitted Liens" shall mean as to each Seller, (i) all Liens approved in writing by the Buyer, (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business of each Seller and which is not delinquent and can be paid without interest or penalty, or (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto.

                  "Person" shall mean an individual,  corporation,  partnership,
association,   joint  stock  company,   Governmental  Entity,   business  trust,
unincorporated organization or other legal entity.

                  "Proceedings" shall mean actions, suits, hearings, claims and other similar proceedings.

                  "Reorganization Proposal" shall have the meaning set forth in Section 8.8 hereof.

                  "Required Filings and Approvals" shall mean the filing of such applications, registrations, declarations, filings, authorizations, Orders, consents and approvals as may be required to be made or obtained prior to consummation of the transactions contemplated hereby under the insurance Laws of any jurisdiction.

                  "Seller" and "Sellers" shall have the meaning ascribed to them in the preamble hereto.

                  "Seller Adverse Effect" shall mean a material adverse effect on the Condition of either Seller, taken as a whole, other than resulting from general economic or financial conditions which do not affect Sellers uniquely.

                  "Sellers  Benefit  Plans"  shall have the meaning set forth in
Section 6.13(b) hereof.

                  "Sellers' Unaudited Financial Statements" shall mean the unaudited Financial Statements of each Seller for the year ended December 31, 1996.

                  "Sellers' Property" shall mean any property on which either Seller holds a Lien or any facility which is owned or leased by either Seller or in the management of which either Seller actively participates.

                  "Seller Shareholder" shall mean Michael J. Hamson.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Subsidiary" of a Person means any Person with respect to whom such specified Person, directly or indirectly, beneficially owns 50% or more of the equity interests in, or holds the voting control of 50% or more of the equity interests in, such Person.

                  "Tax" or "Taxes" shall mean all income, gross income, gross receipts, premium, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property and windfall profit taxes, and all other taxes, assessments or similar charges of any kind whatsoever thereon or applicable thereto, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing authority, domestic or foreign, upon Sellers, including, without limitation, all such amounts imposed as a result of being a member of an affiliated or combined group.

                  "Tax Returns" or "Returns" shall mean all Tax returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or foreign Laws.

                  "Treasury Regulations" shall mean the regulations promulgated by the Secretary of the Treasury pursuant to the Code and any statute predecessor and successor thereto.

                                                    ARTICLE II

                                            PURCHASE AND SALE OF ASSETS

         2.1 Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase and acquire from Sellers, at the Closing on the Closing Date, the temporary staffing business of each Seller as a going concern, including, without limitation by reason of specification, the following assets of Seller:

                  2.1.1 the right, title and interest of Sellers in and to all fixed assets set forth on Schedule 2.1.1 hereto, including all computer equipment, software, office equipment and furniture used by Seller in the conduct of their business (collectively, the "Fixed Assets");

                  2.1.2 All of Sellers' right, title and interest in and to the names "Programming Resources Unlimited, Inc." and "Hamson/Ginn Associates, Inc." and all variations thereof, and all trademarks, servicemarks, trade names, service names and logos incorporating the names "Programming Resources Unlimited, Inc." and "Hamson/Ginn Associates, Inc." or any variation thereof and all goodwill related thereto (collectively, the "Trade Names");

                  2.1.3 all of Sellers' books and records, including, without limitation by reason of specification, all client and customer lists, all employee lists, all applicant data bases, all files, all books of accounts and ledgers and all other instruments and documents relating to the assets and businesses being acquired by the Buyer pursuant to this Agreement (collectively, the "Customer Material") but excluding their corporate records, provided the Buyer shall preserve Sellers' books and records for a period of five (5) years and will allow Sellers or their authorized representative access to them during regular business hours;

                  2.1.4 all of Sellers' leases and rental agreements, all unperformed commitments and obligations owing to Sellers, and all other instruments, contracts and agreements of Sellers (collectively the "Contracts");

                  2.1.5 all policies of insurance maintained by Sellers and the proceeds thereof (collectively, the "Insurance")'

                  2.1.6 all prepayments on behalf of Seller including all prepaid payroll and other statutory taxes except as provided in Section 2.2.3 hereof; and

                  2.1.7 all intangible property rights and proprietary information of Sellers relating to Sellers' operation of the temporary staffing businesses being acquired by the Buyer pursuant to this Agreement (collectively, the "Proprietary Information").

         All  of  the  above   described   assets  are   hereinafter   sometimes
collectively referred to as the "Assets".

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following assets of Sellers are excluded from the Assets and are not being purchased and sold hereunder:

                  2.2.1 all cash, cash equivalents and bank accounts of Sellers;

                  2.2.2 all accounts receivable of Sellers earned by Sellers prior to the Closing Date;

                  2.2.3 all prepaid income or other taxes of Sellers and any income or other tax refunds to which Sellers may be or may become entitled for all periods prior to the Closing Date;

                  2.2.4 all claims and causes of action of Sellers arising prior to the Closing Date against third parties and all payments or other sums of money payable or which may become payable with respect thereto.

                                                    ARTICLE III

                                        PURCHASE PRICE; PAYMENT; ALLOCATION

         3.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") is $900,000.00 subject to the following adjustment: if the aggregate Net Operating Income of Sellers for the period January 1, 1996 through December 31, 1996, after deduction of $120,000.00 for Hamson's compensation, but excluding factoring, adjusted interest, penalties, accounting, depreciation, legal fees and permanent placement commissions earned by Hamson, does not equal $170,000.00, then the Purchase Price shall be reduced by $5.00 for each one dollar that the Net Operating Income is less than $170,000.00.

         3.2 Payment. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer shall pay to Sellers the Purchase Price as follows:

                  $600,000.00      by wire transfer of immediately
                                   available funds to a bank
                                   account designated by Sellers;

                  $300,000.00      in three (3) annual
                                   installments of $100,000.00
                                   each payable within sixty (60)
                                   days of the first, second and
                                   third anniversaries of the
                                   Closing Date, provided the Net
                                   Operating Income of Sellers'
                                   ongoing operations is not less
                                                         7
                                    than $170,000 for any such
                                    twelve (12) month period.

                  (a) In the event the aggregate Net Operating Income of Sellers is less than $170,000.00 (the "Baseline Amount") for any year (as hereafter defined) in which a payment is due (the "Shortfall") then the amount payable to Sellers for such period shall be reduced by $5.00 for each one dollar of Shortfall.

                  (b) As used in this Section 3.2 the term "year" shall mean the period commencing on the Closing Date and ending twelve (12) months thereafter, provided that if the twelve (12) month period ends during a current pay period then the ending date shall be extended to coincide with the end of the then current pay period.

         3.3      Earn Out Payments.

                  For the three (3) year period immediately following the Closing Date, if the aggregate NOI of Sellers for any year (as defined in Section 3.2(b) hereof) exceeds $170,000.00 then twenty five percent (25%) of the amount over and above and in excess of $170,000.00 shall be accrued as additional consideration (the "Earn Out") and within sixty (60) days following the first, second and third anniversaries of the Closing Date such accrued amount shall be paid to Sellers, provided that if any such anniversary shall occur during a current pay period then the anniversary date shall be extended to the close of such current pay period.

         3.4      Change of Control.

                  Following a Change of Control as defined in paragraph 8 of the Employment Agreement bearing even date herewith between Buyer and Seller
Shareholder:

                  (a) all sums payable pursuant to Section 3.2 hereof to the extent not already paid shall be immediately due and payable to Sellers free of any requirement that the Net Operating Income exceed the Baseline Amount; and

                  (b) all sums payable pursuant to Section 3.3 hereof shall be immediately due and payable in an amount equal to that payable for the year immediately preceding the year the Change of Control occurred multiplied by the number of years remaining in the Earn Out period.

                                                    ARTICLE IV

                                     ASSUMPTION OF OBLIGATIONS AND LIABILITIES

         4.1      Liabilities and Obligations Assumed.  As of the Closing,
the Buyer shall assume and timely pay, perform and discharge only those obligations and liabilities of Sellers relating to the temporary staffing businesses being acquired by the Buyer pursuant to this Agreement identified in
Schedule 4.1, (the "Assumed Liabilities") but excluding therefrom the debts, obligations and liabilities being retained by Sellers (the "Excluded Liabilities") as provided in Section 4.2 hereof.

         4.2 Excluded Liabilities and Obligations. Except for the Assumed Liabilities as provided in Section 4.1 hereof, Sellers shall retain and timely pay, perform and discharge all debts, liabilities and obligations of Sellers relating to the Assets and the temporary staffing businesses conducted by Sellers, including, without limitation by reason of specification, the following:

                  4.2.1 all liabilities and obligations to all employees of Sellers other than vacation and sick pay accrued since January 1, 1997 for the full time non-billable office employees;

                  4.2.2 all liabilities and obligations of Sellers with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, damage or expense against Sellers;

                  4.2.3 all obligations and liabilities of Sellers to third parties under the leases, rental agreements, licenses, registrations, and other contracts set forth on Schedule 4.2.3 hereto to the extent such obligations and liabilities first became accrued and payable prior to the Closing Date and are not reflected in Sellers' Financial Statements;

                  4.2.4  all accounts payable of Sellers;

                  4.2.5 any other debt, liability or obligation of Sellers;

                  4.2.6 all income taxes, payroll taxes, statutory federal, state and local taxes and any taxes which may become due by virtue of a change in Sellers' accounting method or as a result of the sale contemplated by this Agreement.

                                                     ARTICLE V

                                                    THE CLOSING

         5.1 Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") shall be at 11.30 a.m. on March 21, 1997 (the "Closing Date") at the offices of Fineman & Bach, P.C., 1608 Walnut Street, 19th Floor, Philadelphia, PA.

         5.2 Deliveries by Sellers. At the Closing and against the deliveries to be made by the Buyer pursuant to Section 5.3 hereof, Sellers shall deliver the following to the Buyer:

                  5.2.1 a certified copy of resolutions of the Board of Directors and stockholders of each Seller authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby certified as true, correct and complete as of the Closing Date by the Secretaries of Sellers;

                  5.2.2 the opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Sellers, in substantially the form of Schedule 5.2.2 hereto;

                  5.2.3 one or more instruments of assignment, acceptance, consent and release pursuant to which Sellers shall assign to the Buyer all of Sellers' right, title and interest in, to and under the Trade Name, the Customer Material, the Contracts, the Insurance and the Proprietary Information;

                  5.2.4 a bill of sale pursuant to which Sellers transfer to the Buyer all of Sellers' right, title and interest in and to the Fixed Assets;

                  5.2.5 one or more instruments of assignment and acceptance pursuant to which Sellers assign to the Buyer the Assumed Liabilities;

                  5.2.6 executed consents to assignment from each of the parties to each of the Contracts other than Sellers to the extent a consent to the assignment of such Contract by Sellers to the Buyer is required by the terms of such Contract or is otherwise required by Law;

                  5.2.7 the Employment Agreement between the Buyer and Hamson in substantially the form of Appendix A hereto duly executed by Hamson;

                  5.2.8 a copy duly executed by Seller of any Officers' Certificate specified in Section 9.1 hereof;

                  5.2.9 a good standing certificate with respect to each Seller issued by the Secretary of State of Pennsylvania within ten (10) days prior to the Closing Date; and

                  5.2.10 such other documents as are reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereto.

         5.3 Deliveries by the Buyer. At the Closing and against the deliveries to be made by Sellers pursuant to Section 5.2 hereof, the Buyer shall deliver to Sellers the following:

                  5.3.1 the Purchase Price as provided in Section 3.1 hereof;

                  5.3.2 a certified copy of resolutions of the Board of Directors of the Buyer authorizing the making, execution and delivery of this Agreement and each of the agreements executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereto certified as true, correct and complete as of the Closing Date by the Secretary of the Buyer;

                  5.3.3 the opinion of Fineman & Bach, P.C., counsel to the Buyer, in substantially the form of Schedule 5.3.3 hereto;

                  5.3.4 fully executed counterparts to any of the instruments to be delivered by Seller pursuant to Section 5.2 hereof that require execution by the Buyer;

                  5.3.5 a copy duly executed by the Buyer of any Officers' Certificate specified in Section 9.2 hereof;

                  5.3.6 the Employment Agreement between the Buyer and Hamson in substantially the form of Appendix A hereto duly executed by the Buyer; and

                  5.3.7 such other documents as are reasonably requested by Seller in connection with the consummation of the transactions contemplated hereby.

                                                    ARTICLE VI

                                     REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers and Hamson jointly and severally represent and warrant to the Buyer, subject only to the exceptions that are set forth in the schedules hereto, as follows:

         6.1      Organization and Qualification.

                  (a) Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania and has the requisite corporate power and authority to conduct its business as it is currently being conducted. Each Seller is duly qualified to do business, and is in good standing, in the respective jurisdictions where the character of its assets owned or leased or the nature of its business makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a Seller Adverse Effect.

                  (b) Copies of the Charter and Bylaws of each Seller have heretofore been delivered to the Buyer, and all such copies are accurate and complete as of the date hereof.

         6.2 Authorization. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors and stockholders of each Seller. No other corporate proceedings on the part of either Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement is a legal, valid and binding obligation of the Buyer, constitutes a legal, valid and binding agreement of each Seller enforceable against each Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

         6.3 Consents and Approvals of Government Agencies. No consent, approval, Order or authorization of, or registration, application, declaration or filing with any person is required with respect to either Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         6.4 No Violation. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Charter or the Bylaws or similar organizational documents of either Seller, (ii) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of either Seller under any of the terms, conditions or provisions of any Contract to which either Seller is a party or to which it or any of the Assets may be subject.

         6.5 Financial Statements. Sellers have previously delivered to the Buyer true and complete copies of each Seller's Unaudited Financial Statements. Each of Seller's Unaudited Financial Statements, including those Financial Statements to be delivered by Sellers pursuant to Section 8.10 hereof, was and, as to Financial Statements of Sellers not yet provided, will be prepared in accordance with GAAP, and each presents and, as to each Seller's Unaudited Financial Statements not yet provided, will present, fairly in all material respects the financial condition, results of operations and changes in stockholders' equity of each Seller as of the dates or for the periods covered thereby, in conformity with GAAP.

         6.6 Conduct of Business. Schedule 6.6 hereof lists all claims which are pending, or to the Knowledge of Sellers threatened against either Seller and correctly sets forth the circumstances thereof. No insurance carrier listed therein has denied coverage of any claim listed opposite its name or accepted investigation of any such loss or defense of any such claim under a reservation of rights. The reserves established by Seller as of December 31, 1996 are adequate to cover Sellers' liability, net of insurance coverage, for all such claims.

         6.7 Absence of Certain Changes or Events. Since December 31, 1996 Sellers have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been, occurred or arisen (i) any event, change or development which individually or in the aggregate would have a Seller Adverse Effect, (ii) any amendment or termination of any agreement or waiver or relinquishment of any right of material value to either Seller, (iii) any changes in the Articles of Incorporation or Bylaws of either Seller, and (iv) any damage, destruction or loss whether covered by insurance or not which would have a Seller Adverse Effect.

         6.8 No Undisclosed Liabilities. Since December 31, 1996, Seller has not incurred any Liabilities other than (i) Liabilities incurred in the ordinary course of business consistent with past practice, or (ii) Liabilities that, individually or in the aggregate, would not be material to either Seller taken as a whole. Neither Seller has any Liabilities of any nature fixed or contingent that will not be shown or otherwise provided for in each Seller's Financial Statements.

         6.9 Taxes and Tax Returns. All Tax Returns (i) required to be filed by each Seller have been timely filed taking into account any extensions of time for filing such Tax Returns; (ii) at the time filed were and, as to Tax Returns not yet filed, will be, true, complete and, to the Knowledge of each Seller, correct and each Seller has timely paid all Taxes due and payable for periods covered by such Tax Returns, except to the extent, if any, that adequate provisions has been made and adequate reserves have been made as reflected in each Seller's Unaudited Financial Statements for the payment of Taxes due and payable for periods covered by such Tax Returns; (iii) the accruals and reserves reflected in each Seller's Unaudited Financial Statements are adequate in all material respects to cover all Taxes accrued through the dates therein for those and any prior periods in accordance with GAAP; (iv) there are no Liens for Taxes upon the assets of either Seller except for Liens for Taxes not yet due; (v) to the Knowledge of Sellers, there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against either Seller; (vi) all tax years for which Tax Returns were required to be filed by each Seller are closed by the applicable statute of limitations for all periods through December 31, 1992; (vii) neither Seller has executed any power of attorney with respect to Taxes that is currently in effect; (viii) neither Seller has made, is not obligated to make, or is not a party to any contract that could obligate it to make, any payments that would not be deductible under Section 280G of the Code; and (ix) all monies required to be collected or withheld by Sellers for income taxes, social security and other payroll taxes have been collected or withheld and either paid to the appropriate governmental agencies or will, at Closing, be paid to such agencies.

         6.10 Litigation. There are no Proceedings or investigations pending nor, to the Knowledge of each Seller, threatened, against, relating to, involving or otherwise affecting either Seller that individually or in the aggregate would reasonably be expected to have a Seller Adverse Effect. Neither Seller is subject to any Order, except for Orders which, individually or in the aggregate, would not have a Seller Adverse Effect.

         6.11     Compliance with Law.

                  (a) Neither Seller is in violation in any material respect or, with notice or lapse of time or both, would be in violation in any material respect of any term or provision of any Law applicable to them or any of their assets except for violations which would not have a Seller Adverse Effect. Without limiting the generality of the foregoing, Sellers have filed or caused to be filed all reports, statements, documents, registrations, filings or submissions which were required by any such Law to be filed by them and all such filings complied with all such Laws when filed except for failures to file or to comply which would not have a Seller Adverse Effect. Sellers hold all permits, Licenses, variances, exemptions and orders which are required to be held by them to operate their businesses substantially in the manner in which they operated as of the date hereof.

                  (b) Sellers are not parties to any Contract with or other undertaking to, or subject to any Order by, or a recipient of any supervisory letter or other oral or written communication of any kind from, any Governmental Entity which (i) materially and adversely affects or would reasonably be expected to affect materially and adversely the conduct of their businesses, including without limitation, their sales or trade practices and policies, or its management; or (ii) would have a Seller Adverse Effect; nor, to the Knowledge of Sellers, have Sellers been advised by any Governmental Entity that it is contemplating issuing or requesting any such Order, Contract or other communication.

         6.12 Employee Agreements. Schedule 6.12 lists all plans, contracts and arrangements, oral or written, including but not limited to employee benefit plans, whereunder Sellers have any obligations, other than obligations to make current wage or salary payments terminable on notice of 30 days or less, to or on behalf of their officers, employees or their beneficiaries or whereunder any of such persons owes money to Sellers.



         6.13     Employee Benefit Plans' ERISA.

                  (a) Sellers have not entered into any collective bargaining agreement; there is no labor strike, dispute, slowdown or work stoppage or lockout pending, or, to the Knowledge of Sellers, threatened against or affecting Sellers; to the Knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of Sellers; there is no unfair labor practice, charge or complaint pending or, to the Knowledge of Sellers, threatened, before the National Labor Relations Board against Sellers and no charges with respect to or relating to Sellers are pending before the Equal Employment Opportunity Commission.

                  (b) Schedule 6.13 contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA, and each other employee benefit plan, welfare plan, program, agreement, policy or arrangement, sponsored, maintained or contributed to or required to be contributed to by Sellers or by any ERISA Affiliate that, together with Sellers would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA, within six years prior to the Closing Date (the "Sellers Benefit Plans").

                  (c) With respect to each Seller Benefit Plans, Sellers have heretofore delivered to the Buyer true and complete copies of (i) the Plan documents, if any, including all amendments thereto, as currently constituted on the date hereof, (ii) the annual reports and actuarial reports for the last three most recently completed plan years, (iii) the most recent Summary Plan Description and Summary of Material Modifications, if applicable, and all material employee communications for each plan, (iv) any trust or other fund agreement, including all amendments thereto, relating thereto as in effect on the date hereof and the latest financial statements thereof, (v) all Contracts relating to any Seller Benefit Plan with respect to which Sellers or any ERISA Affiliate may have any liability, and (vi) with respect to each Seller Benefit Plans that is intended to be qualified under Section 401 of the Code, the most recent determination letter received from the IRS.

                  (d) Neither Sellers nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Seller Benefit Plans or modify or change any existing Seller Benefit Plans, other than as required by the Code, ERISA or regulations or other requirements of the IRS or the Department of Labor issued thereunder.

                  (e) Except as set forth in Schedule 6.13, neither Seller nor any ERISA Affiliate maintains or contributes to or has ever maintained or contributed to any Seller Benefit Plan which is subject to Title IV of ERISA or
Section 412 of the Code.

                  (f) Neither Seller nor any ERISA Affiliate is, or ever has been, obligated to make contributions to or is, or has ever been, other subject to a "multiemployer pension plan" as defined in Section 3(37) of ERISA.

                  (g) To the Knowledge of Sellers, there has been no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, with respect to any Seller Benefit Plan, and Sellers have not incurred any liability for any excise tax pursuant to Section 4975 of the Code and, to the Knowledge of Sellers, no fact or event exists that would give rise to such liability with respect to the filing of reports with respect to any Seller Benefit Plan.

                  (h) Full payment has been made of amounts which Sellers or any ERISA Affiliate is required to pay to each Seller Benefit Plan through the date hereof, and all amounts properly accrued through the Closing Date with respect to any Seller Benefit Plan have been properly recorded in the Sellers' Unaudited Financial Statements and will be properly recorded on any Financial Statements of Seller delivered pursuant to Section 8.8 hereof.

                  (i) To the Knowledge of Sellers, each Seller Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws. There are no pending and to the Knowledge of Sellers threatened or anticipated, claims with respect to any Seller Benefit Plan other than claims for benefits made in the ordinary course. To the Knowledge of Sellers, each Seller Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and Sellers are not aware of any facts or circumstances to the contrary, other than as set forth in
Schedule 6.13.

                  (j) No Seller Benefit Plan provides benefits with respect to current or former employees of Sellers or any ERISA Affiliate beyond their retirement or other termination of service, except as otherwise required by Law, other than agreements with current or former employees as in effect prior to December 31, 1996 consistent with past practice which in the aggregate are not material to the Condition of Sellers taken as a whole.

                  (k) With respect to each Seller Benefit Plan that is funded wholly or partially through an insurance policy, to the

Knowledge of Sellers, there will be no material liability of Sellers or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                  (l) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Sellers to severance pay, unemployment compensation (except for unemployment insurance benefits) or any other similar payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer, (iii) result in any employment-related expense or liabilities, or
(iv) result in any prohibited  transaction  described in Section 406 of ERISA or
Section 4975 of the Code for which an exemption is not available.

         6.14 Assets. Except for Assets disposed of since December 31, 1996 in arms' length transactions at prices reasonably believed to be fair market value in the ordinary course of business and consistent with past practice: (i) Sellers have good title to all Assets that are disclosed or otherwise reflected in the Sellers' Unaudited Financial Statements, and all such Assets are owned by Seller, free and clear of all Liens other than Permitted Liens; (ii) Sellers own good and indefeasible title to, or has a valid leasehold interest in or have a valid right under contract to use, all personal property that is material to the Permitted Liens; and, in the aggregate, all such personal property is, in all material respects, suitable and adequate for its current uses; and (iii) Sellers have the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other Liens other than Permitted Liens and other than with respect to licensing and maintenance fees; all Intellectual Property that is material to the conduct of their businesses, all of which is listed in Schedule 6.14; and are not in material conflict with or violation or infringement of, nor have Sellers received any notice of any such conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property.

         6.15     Environmental Matters.

                  (a) Sellers are, and, to the Knowledge of Sellers, all Properties of Seller including, with respect to any Sellers' Property, all owners or operators thereof, are in substantial compliance with all applicable Environmental Laws. Sellers have not received any communication, written or oral, that alleges that Seller or any Seller Property including, with respect to any Sellers' Property, any owner or operator thereof, is not in such compliance, and, to the Knowledge of Sellers, there are no circumstances that may prevent or interfere with such compliance in the future.

                  (b) There is no Environmental Claim pending against Sellers or any Seller Property or, to the Knowledge of Sellers, threatened against Sellers or any Sellers' Property, or any Person whose Liability for any Environmental Claims Sellers have or may have retained or assumed either contractually or by operation of Law, except for Environmental Claims which, individually or in the aggregate, would not have a Seller Adverse Effect.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any Material of Environmental Concern, that, to the Knowledge of Sellers, could form the basis of any Environmental Claim against Sellers, any Sellers' Property or any Person whose Liability for many Environmental Claim Sellers have or may have retained or assumed either contractually or by operation of Law.

                  (d) Without in any way limiting the generality of the foregoing, to the Knowledge of Sellers, (i) Schedule 6.15 identifies all underground storage tanks and the capacity and contents of such tanks currently or formerly located on property owned or leased by Sellers; (ii) there is no friable asbestos contained in or forming part of any building or structure owned or leased by Sellers; and (iii) no polychlorinated biphenyls are used or stored at any Sellers' Property.

         6.16     Contracts.

                  (a) Except as set forth in Schedule 6.16, neither Seller is a party to or bound by: (i) any contract for the sale or purchase of real property to or from any third party; (ii) any contract for the lease or sublease of real or personal property from or to any third party which provides for annual rentals in excess of $1,000, or any group of contracts for the lease or sublease of real or personal property from or to third parties which provides in the aggregate for annual rentals in excess of $1,000; (iii) any contract or group of contracts for the purchase or sale or lease of equipment, computer software, lists of clients, customers or similar information, merchandise, supplies, other materials or personal property or for the furnishing or receipt of services which calls for performance over a period of more than 60 days and involves more than the sum individually or in the aggregate of $1,000; (iv) any license agreement involving the use of copyrights, franchises, licenses, trademarks, servicemarks or other information owned by Sellers or others; (v) any broker's representative, sales, agency or advertising contract which is not terminable on notice of 30 days or less; (vi) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, stockholders or employees of

Sellers or others;  (vii) any Contracts  with the  stockholders  of Sellers;  or
(viii) any other Contract, whether or not made in the ordinary course of business, which is material to the business or assets of Sellers. No outstanding purchase commitment by Sellers is in excess of its ordinary business requirements or at a price in excess of market price. Copies of all Contracts and agreements listed in Schedule 6.16 have been made available by Sellers to the Buyer.

                  (b) Except as set forth in Schedule 6.16, none of such Contracts and agreements will expire or be terminated or be subject to modification of terms or conditions by reason of the consummation of the transactions contemplated by this Agreement. Sellers are not in default in any material respect under the terms of any such contract nor are they in default in the payment of any insurance premiums due to insurance carriers nor any principal of or interest on any indebtedness for borrowed money nor has any event occurred which with the passage of time or giving of notice would constitute such a default by Sellers and, to the Knowledge of Sellers, no other party to any such contract is in default in any material respect thereunder nor has any such event occurred with respect to such party. Without the prior written consent of the Buyer, Sellers will not make any changes or modifications in any of the foregoing, nor incur any further obligations or commitments, nor make any further additions to its properties, except in each case in the ordinary course of business and as contemplated by this Agreement.

         6.17 Insurance. Schedule 6.17 contains a true and complete list as of the date hereof all liability, property, workers compensation, directors and officers liability and other Insurance Contracts that insure the business, affairs or properties, or the officers, directors, employees or agents, of Sellers or affect or relate to the ownership, use, or operations of Sellers' assets and that have been issued to Sellers including, without limitation, the names and addresses of the insurers, the expiration dates thereof, any deductible amounts in respect thereof and the annual premiums and payments terms thereof and a description of all claims thereunder in excess of $5,000 per incident since January 1, 1995 through the date of this Agreement. All such insurance is in full force and effect on the date of this Agreement. All notices of reportable incidents with respect to such insurance occurring since January 1, 1995 have been given in writing to the appropriate carriers except where the failure to give such notice would not prevent recovery under such insurance.

         6.18 Conflicts; Sensitive Payments. There are (i) no material situations involving the interests of the stockholders of Sellers, except as listed in Schedules 6.16 or 6.18, or, to the Knowledge of the President of Sellers, any officer or director of Sellers which may be generally characterized as a "conflict of Interest", including, but not limited to, the leasing of property to or from

Sellers or direct or indirect interests in the business of competitors, suppliers or customers of Sellers; and (ii) no situations involving illegal payments or payments of doubtful legality from corporate funds of Sellers to governmental officials or others which may be generally characterized as a "sensitive payment".

         6.19 Corporate Name. Sellers own and possess, to the exclusion of the stockholders of Sellers and their affiliates, all rights to the use of the name "Programming Resources Unlimited, Inc." and "Hamson/Ginn Associates, Inc." and any name confusingly similar thereto in the operation of Sellers' present business or any other business similar to or competitive with that being conducted by Sellers, including, but not limited to, the right to use such name in advertising.

         6.20 Trademarks and Proprietary Rights. All Intellectual Property owned or used or registered in the name of or licensed to Sellers are listed and briefly described in Schedule 6.20. Other than as disclosed in Schedule 6.20, no proceedings have been instituted or are pending or threatened or, to the Knowledge of the President of Sellers, contemplated which challenge the validity of the ownership by Sellers of any of such Intellectual Property. Sellers have not licensed anyone to use any of the foregoing Intellectual Property or any other technical know-how or other proprietary rights of Sellers and the President of Sellers has no Knowledge of the infringing use of any of such Intellectual Property or the infringement of any such copyrights by any person. Sellers own all Intellectual Property and other technical know-how and other proprietary rights now used in the conduct of their businesses and have not received any notice of conflict with the asserted rights of others.

         6.21 Brokers and Finders. Sellers have not employed any broker, finder, consultant or intermediary who would be entitled to a broker's finder's or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

         6.22 Certain Information. The representations and warranties of Sellers and Hamson contained herein and the information provided by Sellers and Hamson herein and in the Schedules and in the future pursuant hereto, and any certificates executed and delivered by an officer of Sellers pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made. The information provided by Sellers and Hamson contained herein and in the Schedules fairly presents and will fairly present the information purported to be shown herein and therein and is and will be accurate in all material respects.

         6.23 Transfer of Assets. All Assets necessary to conduct Seller's temporary staffing business are being transferred hereunder.

                                                    ARTICLE VII

                                    REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to Sellers as follows:

         7.1      Organization and Standing.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and has the requisite corporate power and authority to conduct its business as it is currently being conducted. Buyer is duly qualified to do business and is in good standing in the respective jurisdictions where the character of its assets owned or leased or the nature of its business makes such qualification necessary.

                  (b) Copies of the Articles of Incorporation and Bylaws of the Buyer have heretofore been delivered or made available to Sellers, and all such copies are accurate and complete as of the date hereof.

         7.2  Authorization.   Buyer  has  the  requisite  corporate  power  and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of the Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming this Agreement is a legal, valid and binding obligation of Sellers, constitutes a legal, valid and binding agreement of the Buyer enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, rehabilitation, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

         7.3 Consents and Approvals of Government Agencies. No consent, approval, Order or authorization of, or registration, application, declaration or filing with any Person is required with respect to the Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.4 No Violation. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or the Bylaws or similar organizational documents of the Buyer; (ii) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of the Buyer under any of the terms, conditions or provisions of an Contract to which the Buyer is a party or to which it or any of its assets may be subject; or (iii) constitute a breach or violation of or default under any License that is material to the business of the Buyer or Law to which the Buyer is subject.

                                                   ARTICLE VIII

                                                 CERTAIN COVENANTS

         8.1 Conduct of Business Pending the Closing. Sellers covenant and agree that, prior to the Closing Date, unless the Buyer shall otherwise agree in writing or as otherwise expressly permitted or contemplated by this Agreement or required by Law:

                  (a) Sellers' businesses shall be conducted only in the ordinary course in substantially the same manner as heretofore conducted, and, except as otherwise provided herein, Sellers shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve relationships with customers, agents, brokers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect;

                  (b) Sellers shall not open any new, or expand the amount of space of any existing, office in or from which any sales or other business activities are conducted, or close any such office, which in any case would be material to the Condition of Sellers.

                  (c) Sellers shall not (i) amend their Articles of Incorporation or Bylaws; (ii) incur any indebtedness for borrowed money; (iii) make any material change in any method of accounting or accounting practice or policy; (iv) agree to any merger, consolidation, sale of all or substantially all of its assets or any similar reorganization, arrangement or business combination; (v) enter into any Contract that might materially and adversely affect Sellers' ability to perform their obligations under this Agreement; (v) enter into any Contract limiting the ability of Sellers to engage in any business, to compete with any Person, to do business with any Person or in any location or to employ any

Person; (vii) directly or indirectly guarantee or agree to guarantee, other than the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, any obligation of any Person in respect of indebtedness for borrowed money or other financial obligations of any Person; or (viii) modify any Contract in existence as of the date hereof with respect to any of the foregoing;

                  (d) Sellers shall not (i) increase in any manner the compensation of any director, officer or employee, except in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans as currently in effect; (ii) pay or agree to pay any pension, severance, retirement allowance or other employee benefit not required by any existing Seller Benefit Plan, agreement or arrangement as currently in effect to any director, officer or employee, whether past or present, which payments in the aggregate would be material to the Condition of Seller; (iii) except as required by the terms of any plan or Contract as currently in effect, adopt or commit itself to enter into any additional pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan or Contract, or any employment or consulting agreement with or for the benefit of any Person which cannot be terminated by Sellers upon notice of 30 days or less without penalty or premium;
(iv) enter into, adopt or increase any indemnification or hold harmless arrangements with any director, officer or other employee or agent of any Person; (v) enter into any Contract with any officer or director of Sellers having terms less favorable to Sellers than could have been obtained from an unaffiliated Person in an arm's length transaction' or (vi) amend any plan or Contract referred to in clause (iii) hereof;

                  (e) other than in the ordinary course of business and consistent with past practice, Sellers shall not make any capital expenditures or commitments for capital expenditures which individually exceed $2,000 or which in the aggregate exceed $5,000 or make any expenditures or commitments for expenditures for the purchase of any products or services which in one or a series of related transactions exceed $2,000 or which in the aggregate exceeds $5,000;

                  (f) other than in the ordinary course of business and consistent with past practice, Sellers shall not waive any rights with a value in excess of $2,000 or make any payment, direct or indirect, of any liability in excess of $5,000 before the same comes due in accordance with its terms;

                  (g) Sellers shall not sell, lease, mortgage, encumber or otherwise grant any interest in any of its assets which are material to the Condition of Seller except for Permitted Liens and Liens securing obligations that are not individually in excess of

$2,000 or which in the aggregate are not in excess of $5,000 and do not materially detract from the value or impair the use of the Assets subject thereto;

                  (h) Sellers shall not purchase, or otherwise acquire (i) any equity interest in any Person which interest represents more than 10% of the outstanding equity in such Person; or (ii) any Assets of any other Person other than acquisitions in the ordinary course of business for a purchase price not in excess of $2,000, individually, or $5,000 in the aggregate;

                  (i) Sellers shall at all times up to and including the Closing Date maintain their existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policy, provided such policies are available at commercially reasonable rates; and

                  (j) Sellers shall not agree in writing or otherwise to take any of the actions prohibited by the foregoing clauses (a) through (i).

         8.2 Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         8.3      Access and Information; Non-Disclosure.

                  (a) Sellers shall afford to the Buyer and the Buyer's accountants, counsel and other representatives full access during normal business hours from the date hereof through the period immediately prior to the Closing Date to all of Sellers' assets, books, contracts, commitments and records, including, without limitation, Tax Returns and accountants' work papers, and, during such period, Sellers shall furnish promptly to the Buyer (i) a copy of each material report, schedule and other document filed or received by Sellers pursuant to the requirements of Law, including, without limitation, (i) Financial Statements; (ii) material correspondence with Governmental Entities; and (iii) all such other information concerning Sellers' business, assets and personnel as the Buyer may reasonably request.

                  (b) To the extent that an examination of such books and records establishes that the aggregate NOI of both Sellers for the period January 1, 1996 to December 31, 1996 is less than $170,000.00 the Purchase Price described in Section 3.1 hereof shall be reduced by the amount of $5.00 for each one dollar that the NOI for that period is less than $170,000.00.

                  (c) Each of Sellers and the Buyer agree that it shall not use for any purpose other than in connection with the transactions contemplated by this Agreement or disclose to any third party, except with the prior written consent of the other party, any material confidential trade secrets, proprietary information or other information provided in connection with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that this provision shall not preclude such entities from (i) the disclosure of such information which presently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure in violation of this Agreement; or (ii) the disclosure of such information required by Law or court order, provided that, to the extent practicable, prior to such disclosure required by Law or court order, the disclosing party will give the other party prior written notice of the nature of the Law or order requiring disclosing and the disclosure to be made in accordance therewith. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, each party shall, upon request from the other party, promptly return to the other party all books, records and documents, including all copies, if any, thereof furnished by or on behalf of such other party.

         8.4 Independent Contractors. If, with respect to any period prior to the Closing, any governmental authority (i) challenges the status as independent contractors of any of Seller's contractors; or (ii) asserts the applicability to Sellers' employees or contractors of statutes, ordinances or regulations regulating to wages, working conditions and hours of employment, then after any final determination (with Sellers having an opportunity to participate in any agency examindation or determination) any payroll or other taxes and any interest or penalties attributable thereto and any liability for additional employee compensation and any fines or penalties connected therewith shall be the obligation of Sellers and the Seller Shareholder.

         8.5 Permanent Placements. Schedule 8.5 contains the names of not more than forty (40) persons who are clients of Sellers eligible for permanent placement. If, within the thirty (30) day period following the Closing, any of the persons whose names appear on Schedule 8.5 are placed for permanent employment then Hamson/Ginn Associates, Inc. shall receive all compensation arising from or connected with such permanent placement provided, however, that during such thirty (30) day period Buyer shall not be obligated to pay the draw of Jack Daly.

         8.6 Notification of Certain Other Matters. Sellers shall promptly notify the Buyer of and provide the Buyer with all information relating to: (i) any Proceedings or investigations commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section
6.10 hereof or which relate to the execution of this Agreement or the consummation of the transactions contemplated hereby; (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Sellers subsequent to the date of this Agreement and prior to the Closing Date, under any Contract of a type required to be disclosed pursuant to Section 6.16 hereof to which Sellers are a party or to which Sellers or any of their Assets may be subject or bound;
(iii) any notice or other communication from or to any Person alleging that the consent of such Person is or may be required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; (iv) any notice or other communication from or to any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; and (v) any change or other event which may have a material adverse effect on the Condition of Seller, or the occurrence of any event or development which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change other than general economic or financial conditions which do not affect Sellers uniquely.

         8.7 Supplemental Disclosure. Sellers shall have the continuing obligation promptly to notify the Buyer with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have caused a representation or warranty not to be true or would otherwise have been required to be disclosed in the Schedules.

         8.8 No Solicitations. Sellers shall not nor shall it authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant, actuary or other Person retained by them or on their behalf to: (a) solicit or encourage, including, without limitation, by way of furnishing information, or take any action to facilitate or pursue, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Reorganization Proposal; or (b) agree to, approve or endorse any Reorganization Proposal. As used in this Agreement, "Reorganization Proposal" shall mean any proposal for, or to discuss, a merger, consolidation, sale of all or substantially all of the Assets, arrangement or other reorganization, arrangement or business combination involving Seller or any proposal or offer for, or to discuss, the acquisition in any manner of a substantial equity interest in, or a substantial portion of the Assets or temporary staffing business of, Sellers other than the transactions contemplated by this Agreement.

         8.9 Publicity. So long as this Agreement is in effect, the parties hereto shall not, and shall use their best efforts to cause their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonable withheld or delayed. So long as this Agreement is in effect, each of the parties hereto shall promptly notify the other party of any announcements which are made and any communications received from non-Affiliated Persons, in either case, with respect to this Agreement or the transactions contemplated hereby. Each party agrees to consult with the other regarding communications with respect to this Agreement or the transactions contemplated hereby.

         8.10 Taxes and Closing Costs. Document recording fees and other taxes arising from or relating to the sale and transfer of the Assets shall be shared equally by Sellers and the Buyer, provided, however, that Sellers shall be responsible for the payment of all local, state and federal income taxes with respect to the sale and transfer of the Assets to the Buyer. Personal property and ad valorem taxes paid or payable with respect to the Assets for the taxable year or period which includes the Closing Date shall be prorated between Sellers and the Buyer at the Closing as of the Closing Date. Sellers shall, as soon as reasonably practicable, prepare for the Buyer's review and approval of all tax reports required to be filed by Sellers with respect to taxes to be paid in whole or in part by the Buyer pursuant to this Section 8.11, shall file all such tax reports with the appropriate taxing authorities and shall remit all sums received from the Buyer for taxes to be paid by the Buyer to the appropriate taxing authorities.

         8.11 Further Assurances. On and after the Closing, each party hereby shall take such other actions and execute such other documents as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Assets to the Buyer in accordance with the terms of this Agreement and to effectuate or confirm the assumption of the Assumed Liabilities by the Buyer in accordance with the terms of this Agreement.

                                                    ARTICLE IX

                                                    CONDITIONS

         9.1 Conditions to Obligation of the Buyer to Purchase the Assets and Assume the Assumed Liabilities. The obligation of the Buyer to purchase the Assets and assume the Assumed Liabilities shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Sellers shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing Date, and the Buyer shall have received

Officers' Certificates from each of the Sellers as to the satisfaction of this condition;

                  (b) The representations and warrants of Sellers and the Seller Shareholder contained in this Agreement shall be true and correct in all material respect at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date and time, except as otherwise contemplated or permitted by this Agreement, it being understood that the truth and correctness of any such representations and warranties made as of a specified date shall be determined only as of such specified date, and the Buyer shall have received an Officers' Certificate from each of the Sellers and a certificate from the Seller Shareholder as to the satisfaction of this condition;

                  (c) Buyer shall have obtained the approval of its principal lender to this Agreement and the transactions contemplated hereby;

                  (d) From the date of this Agreement through the Closing Date, there shall not have occurred any Seller Adverse Effect or any event that would reasonably be expected to result in a Seller Adverse Effect;

                  (e) Not later than the Closing Date, Sellers shall have changed their fictitious corporate names so that, as changed, such name shall not include the words "Programming", "Resources", "Hamson" or "Ginn";

                  (f) There shall be no pending or threatened litigation initiated by a private party seeking to restrain, prevent, rescind or change the terms of this Agreement or the purchase of the Assets and the assumption of the Assumed Liabilities or to obtain damages in connection with this Agreement or the consummation hereof, which, in the reasonable opinion of the Buyer, makes it inadvisable to proceed with this Agreement or with the purchase of the Assets and the assumption of the Assumed Liabilities or, which, in the reasonable opinion of the Buyer, might materially and adversely affect the condition (financial or otherwise), Assets, liabilities earnings or business of Sellers;

                  (g) At the Closing Sellers shall have tendered to the Buyer the documents specified in Section 5.2 hereof.

         9.2 Conditions to Obligation of Sellers to Sell the Assets. The obligation of Sellers to sell the Assets shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Buyer shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and Sellers shall have received an Officers' Certificate from the Buyer as to the satisfaction of this condition;

                  (b) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date and time, except as otherwise contemplated or permitted by this Agreement, it being understood that the truth and correctness of any such representations and warranties made as of a specified date shall be determined only as of such specified date, and Sellers shall have received an Officers' Certificate from the Buyer as to the satisfaction of this condition;

                  (c) There shall be no pending or threatened litigation initiated by a private party seeking to restrain, prevent, rescind or change the terms of this Agreement or the sale of the Assets or to obtain damages in connection with this Agreement or the consummation thereof or with the sale of the Assets, which, in the reasonable opinion of Sellers, makes it inadvisable to proceed with this Agreement or with the sale of the Assets;

                  (d) At Closing, Buyer shall have to tendered to Sellers payment of the Purchase Price as specified in Section 3.1 hereof;
and

                  (e) At the Closing, the Buyer shall have tendered to Sellers the documents specified in Section 5.3 hereof.

                                                     ARTICLE X

                                                    TERMINATION

         10.1 Termination. This Agreement may be terminated and the purchase and sale of the Assets abandoned at any time prior to the Closing Date:

                  (a)      by mutual consent of Seller and the Buyer; or

                  (b) by either of the Sellers or the Buyer by one day's written notice to the Buyer or Sellers, as the case may be, if the Closing shall not have been consummated on or before May 1, 1997; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the purchase and sale of the Assets to have been consummated on or before such date.

         10.2 Effect of Termination. In the event of the termination of this Agreement by either of the Sellers or the Buyer, as provided in Section 10.1 hereof, this Agreement shall thereafter become void and there shall be no Liability on the part of any party hereto against any other party hereto, or their respective directors, officers of agents, except that (i) any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement; (ii) Sections 8.3(c), 12.1, 12.2 and 12.3 shall continue in full force and effect notwithstanding such termination; and (iii) each of the parties hereto shall provide the other party hereto with a copy of any proposed public announcement regarding the occurrence of such termination and an opportunity to comment thereon prior to its dissemination.

                                                    ARTICLE XI

                                       AMENDMENT, WAIVER AND INDEMNIFICATION

         11.1 Amendment. This Agreement may be amended or modified in whole or in part any time by an agreement in writing executed in the same manner as this Agreement.

         11.2 Extension; Waiver. At any time prior to the Closing Date, either party hereto may:

                  (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

                  (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

                  (c) waive compliance with any of the agreements or conditions contained herein.

         Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its President. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.3 Survival of Obligations. All certifications, representations and warranties made hereby by Sellers and the Buyer and their obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder, notwithstanding any notice of any inaccuracy, breach or failure to perform not waived in writing and notwithstanding the consummation of the transactions contemplated herein with knowledge of such inaccuracy, breach or failure. All representations and warranties contained herein shall terminate upon the first anniversary of the Closing Date except that the representations and warranties contained in Sections 6.9 and 8.4 hereof shall expire four years after the Closing Date or with respect to any dispute with the IRS upon the earlier to occur of (x) such dispute's final resolution and the payment of all taxes, interests and penalties arising therefrom and (y) the expiration of the applicable statute of limitations.

         11.4     Indemnification.

                  (a) If the Closing occurs then, commencing with the Closing Date and continuing until the first anniversary of the Closing Date, Sellers and Seller Shareholder jointly and severally agree to indemnify and hold harmless Buyer and its respective successors and assigns (collectively, the "Indemnified Persons") from and against any and all (x) liabilities, losses, costs, deficiencies or damages ("Loss") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by any Indemnified Person, in each case net of any insurance proceeds received and retained by such Indemnified Person, in connection with or arising from (i) any claim that Sellers did not convey to the Buyer good and marketable title to the Assets pursuant to this Agreement; (ii) any breach by Sellers of any of their covenants in, or any failure of Sellers to perform any of their obligations under, this Agreement; (iii) any Liability of Sellers not assumed by the Buyer; or (iv) any material breach of any warranty or the material inaccuracy of any representation of Sellers contained or referred to in this Agreement or in any certificate delivered by or on behalf of Sellers pursuant hereto.

         Notwithstanding the foregoing Sellers and Seller Shareholder shall not be liable to Buyer for any Loss or Expense except to the extent such Loss and/or Expense exceeds in the aggregate the sum of $9,000.00.

                  (b) If an Indemnified Person believes that any Indemnified Person has suffered or incurred any Loss or incurred any Expense, the Indemnified Person shall so notify Sellers promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provision of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 11.4, such Indemnified Person shall promptly notify Sellers of such action or suit.

                  (c) The Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit and may compromise or settle the same, provided that any of the Indemnified Persons shall give Sellers advance notice of any proposed compromise or settlement. The Indemnified Persons shall permit Sellers to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by Sellers. Any compromise or settlement with respect to a claim for money damages effected after Sellers, by notice to the Indemnified Persons, shall have disapproved such compromise or settlement, shall discharge Sellers from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section 11.4.

                  (d) Subject to the limitations set forth in subsection (a), the amount of any Loss or Expense for which Buyer is entitled to indemnification hereunder may be set off by Buyer against first the annual installments described in Section 3.2 hereof and then against the Earn Out described in
Section 3.3 hereof, but if such amounts are less than the amount of the Loss and/or Expenses then the Sellers and Seller Shareholder shall remain liable for any such deficiency.

                  (e) Buyer agrees to indemnify and hold harmless Sellers and Seller Shareholder and their heirs, administrators, successors and assigns, from and against any Loss and/or Expense incurred by Sellers or Seller Shareholder arising out of (i) any material breach of any warranty or the material inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or (ii) any claim asserted against Sellers or Seller Shareholder arising out of a transaction or occurrence subsequent to the Closing Date with respect to the ongoing business formerly conducted by Sellers.

         11.5 Indemnification For Individual Guarantees. Schedule 11.5 contains a complete list of all office leases, equipment leases and auto leases, the performance of which have been guaranteed by Hamson (the "Guarantees"). Buyer agrees to indemnify and hold harmless Hamson of and from any Loss or Expense with respect to or arising out of the Guarantees.

                  (a) The procedures described in Section 11.4(b) and (c) shall control the method of indemnification pursuant to this
Section 11.5.

                                                    ARTICLE XII

                                                   MISCELLANEOUS

         12.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by confirmed telex or telecopy or registered mail or overnight courier, postage prepaid, addressed as follows:


         If to the Buyer, to:

                  RCM Technologies, Inc.
                  2500 McClellan Avenue
                  Pennsauken, NJ  08109
                  Attention: Leon Kopyt, President

         with a copy to:

                  Fineman & Bach, P.C.
                  1608 Walnut Street - 19th Floor
                  Philadelphia, PA  19103
                  Attention: Norman S. Berson, Esquire

         If to Sellers, to:

                  Programming Resources Unlimited, Inc.
                  Hamson/Ginn Associates, Inc.
                  One Devon Square, Suite 206
                  Wayne, PA  19087
                  Attention:  Michael J. Hamson

         with a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers
                  1401 Walnut Street
                  Philadelphia, PA  19102
                  Attention: Lawrence J. Arem, Esquire

         If to Hamson, to:

                  Michael J. Hamson





or to such other address as the Person to whom notice is to be given may have previously furnished to the other party in writing in accordance herewith.

         12.2 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses including, without limitation, legal and accounting fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

         12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its rules on conflicts of law.

         12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the rights of Sellers herein may not be assigned and the rights of the Buyer may be assigned only (a) to such other business organization which shall succeed to substantially all of the assets, liabilities and business of the Buyer; or (b) to a wholly owned subsidiary of the Buyer, in which event such assignment shall not relieve the Buyer, of any of its respective obligations to Sellers under this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

         12.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

         12.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         12.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         12.8 Entire Agreement; Statements as Representations. This Agreement, together with the Employment Agreement, the Schedules and the exhibits hereto and any documents delivered pursuant to Articles V and IX hereof, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. All statements contained in this Agreement or in any schedule, certificate, list or other document delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement.

         12.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which Seller or the Buyer may be entitled, at law or in equity.


         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf all as of the date first above written.

                              RCM TECHNOLOGIES, INC.



                               By:
                               LEON KOPYT, President



                               PROGRAMMING RESOURCES UNLIMITED, INC.



                               By:
                               MICHAEL J. HAMSON, President



                               HAMSON/GINN ASSOCIATES, INC.



                               By:
                               MICHAEL J. HAMSON, President



                               MICHAEL J. HAMSON
[NSB\04257HAM.AGR]

                                                  SCHEDULE 2.1.1


                                            [Schedule of Fixed Assets]

                                                   SCHEDULE 4.1


                                    [Schedule of Liabilities assumed by Buyer]

                                                  SCHEDULE 4.2.3


               [Schedule of Sellers' Obligations to Third Parties]

                                                  SCHEDULE 5.2.2


                                           [Opinion of Seller's Counsel]

                                                  SCHEDULE 5.3.3


                                           [Opinion of Buyer's Counsel]

                                                   SCHEDULE 6.6

                Schedule of claims pending or threatened against
                  Sellers and any insurance applicable thereto]

                                                   SCHEDULE 6.12


                                       [Schedule of all Employee contracts]

                                                   SCHEDULE 6.13


                                       [Schedule of Employee Benefit Plans]

                                                   SCHEDULE 6.14


                                        [Schedule of Intellectual Property]

                                                   SCHEDULE 6.15


                                      [Schedule of underground storage tanks]

                                                   SCHEDULE 6.17


                                       [Schedule of all insurance policies]

                                                   SCHEDULE 6.18


                                         [Schedule of Sensitive Payments]

                                                   SCHEDULE 6.20


                                             [Schedule of trade marks]

                                                   SCHEDULE 8.5


                                              [Permanent Placements]